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                                                                   EXHIBIT 10(x)

                                   PFIZER INC.
                               RETIREMENT PLAN FOR
                             NON-EMPLOYEE DIRECTORS
                           (Frozen as of October 1996)

  Non-employee directors of the Company who satisfy the following requirements will receive a pension after retirement from the Board:

         (i) the directors must be at least sixty years of age at the time of retirement,
         (ii) the directors must have served a minimum of five years on the Board and
         (iii) the director must have years of service on the Board that, when added to his or her age at the time of retirement, equal at least 70,

provided, however, that the foregoing requirements set forth in clauses (ii) and
(iii) shall not apply to any non-employee Director who leaves the Board to accept a position with, or provide services to, a governmental, charitable or educational institution the policies of which prohibit continued services as a Director. The pension is an annuity equal to the director's annual cash retainer at the time of the retirement. Payments will be made in monthly installments for a period of time equal to the period that the director served on the board. A survivor benefit is payable to the director's spouse after the director's death until the full benefit is paid.